CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in the S-3 Registration Statement pertaining to the registration of 658,276 shares of Common Stock of Autologic Information International, Inc. and to the incorporation by reference therein of our reports dated November 10, 1995 with respect to the balance sheet of Autologic Information International, Inc. and January 2, 1996 with respect to the combined financial statements and schedule of Autologic, Incorporated and Affiliates included in the Registration Statement (Form S-4 No. 33- 99278), of Autologic Information International, Inc. filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP

Woodland Hills, California
September 4, 1996